Exhibit 99.1

                    Gastar Exploration Announces Successful
                 Williams #1 Middle Bossier Well and Update on
                             Completion Activities

     HOUSTON--(BUSINESS WIRE)--Jan. 9, 2007--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) is pleased to announce that it has drilled the Williams #1 well located in Leon County, Texas to a total depth of 19,650 feet. Based on preliminary analysis of electric logs and gas shows during drilling, the well encountered approximately 32 net feet of apparent pay in three middle Bossier sands. Gastar is in the process of installing a 5-inch string of casing to 17,200 feet and will then begin initial completion and testing of the middle Bossier pay zones. The completion activities are expected to take approximately 30 days and, if successful, initial production is expected by mid-February 2007. Gastar has a 67% after casing point ("ACP") working interest with Chesapeake Energy Corporation (NYSE:CHK) owning the remaining 33% ACP working interest.

     Gastar is also continuing completion operations on the Wildman Trust #2 and John Parker #2 wells. The Wildman Trust #2 well is expected to be fracture stimulated in the first of three middle Bossier zones within the next three weeks. The John Parker #2 well is scheduled to be fracture stimulated in late January in an additional middle Bossier zone after a successful frac and production test in a middle Bossier formation that stabilized at a gross rate of approximately 3 MMcfd.

     Gastar is currently drilling the Lone Oak Ranch #2 well (the "LOR #2") at approximately 12,200 feet. The LOR #2 well will target the Knowles Limestone, the upper Bossier and the middle Bossier formations. Gastar is also drilling the Wagner #1 well, a middle Bossier test, at approximately 8,800 feet. Gastar expects to spud the Donelson #3 well to test the Pettet and lower Bossier formations within the next two weeks.

     Commenting on the announcement, J. Russell Porter, Gastar's Chief Executive Officer, stated, "The Williams #1 appears to be an average middle Bossier well that fits Gastar's economic model. Assuming the successful completion of the Williams #1 well, along with the Wildman Trust #2 and John Parker #2 wells, Gastar expects to significantly increase its production from the deep Bossier play during the first quarter of 2007."

     Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin (PEL 238) and Gippsland Basin (EL 4416) located in New South Wales and Victoria, respectively.

     Safe Harbor Statement and Disclaimer:

     This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

     The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.


     CONTACT: Gastar Exploration, Ltd., Houston
              J. Russell Porter, 713-739-1800
              Fax: 713-739-0458
              rporter@gastar.com
              www.gastar.com